Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-283556 and 333-283556-01

June 26, 2025

PUBLIC STORAGE

$475,000,000 4.375% Senior Notes due 2030 (the “2030 Notes”)

$400,000,000 5.000% Senior Notes due 2035 (the “2035 Notes”)

Final Term Sheet

Issuer:	Public Storage Operating Company

Guarantor:	Public Storage (PSA)

Security:	4.375% Senior Notes due 2030

5.000% Senior Notes due 2035

Trade Date:	June 26, 2025

Settlement Date:	June 30, 2025 (T+2)

Aggregate Principal Amount:	2030 Notes: $475,000,000

2035 Notes: $400,000,000

Maturity Date:	2030 Notes: July 1, 2030

2035 Notes: July 1, 2035

Coupon:	2030 Notes: 4.375% per annum

2035 Notes: 5.000% per annum

Benchmark Treasury:	2030 Notes: 4.000% due May 31, 2030

2035 Notes: 4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	2030 Notes: 100-29 3/4 / 3.791%

2035 Notes: 99-30 / 4.257%

Spread to Benchmark Treasury:	2030 Notes: T+ 65 basis points

2035 Notes: T+ 80 basis points

Reoffer Yield:	2030 Notes: 4.441%

2035 Notes: 5.057%

Price to Public:	2030 Notes: 99.707% of principal amount

2035 Notes: 99.557% of principal amount

Underwriting Discount:	2030 Notes: 0.35% of principal amount

2035 Notes: 0.45% of principal amount

Interest Payment Dates:	2030 Notes: January 1 and July 1 of each year, commencing on January 1, 2026

2035 Notes: January 1 and July 1 of each year, commencing on January 1, 2026

Record Dates:	2030 Notes: December 15 and June 15

2035 Notes: December 15 and June 15

Redemption Provision:	2030 Notes: Make-whole call prior to June 1, 2030 (one month prior to the maturity date of the 2030 Notes) based on U.S. Treasury +10 basis points or at par on or after June 1, 2030

2035 Notes: Make-whole call prior to April 1, 2035 (three months prior to the maturity date of the 2035 Notes) based on U.S. Treasury +15 basis points or at par on or after April 1, 2035

Joint Book-Running Managers:	BofA Securities, Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	Morgan Stanley & Co. LLC
TD Securities (USA) LLC
UBS Securities LLC

ISIN Number:	2030 Notes: US74464AAC53

2035 Notes: US74464AAD37

CUSIP Number:	2030 Notes: 74464A AC5

2035 Notes: 74464A AD3

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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